Exhibit 10.47

EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "Agreement") is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 ("JHU") and PROGENICS PHARMACEUTICALS, INC. ("LICENSEE"), a Delaware corporation having an address at 777
Old Saw Mill River Road, Tarrytown, NY 10591 and is effective on the 30th day of July, 2015 ("EFFECTIVE DATE"), but if none stated, then on the date of the last signature affixed.

RECITALS

A valuable invention or inventions listed and described in Exhibit A ("INVENTION") was/were developed during the course of research conducted by the inventors listed on Exhibit A (all hereinafter, "INVENTORS").  JHU has acquired through assignment all rights, title and interest of said INVENTORS in said valuable INVENTION and the related PATENT RIGHTS. JHU desires that the invention be perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

JHU and LICENSEE understand and accept that the availability of LICENSED PRODUCTS and LICENSED SERVICES at affordable prices to poor segments of the world's populations is an important objective of the parties.

LICENSEE desires to obtain certain rights in such inventions as herein provided, and to commercially develop, manufacture, use and distribute products and processes based upon or embodying said valuable inventions.

JHU is willing to grant such a license to LICENSEE, under the terms and conditions set forth in this AGREEMENT.

In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.          DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified.  Any reference herein to any defined term shall include both the singular and the plural, whether or not both forms are included in the reference. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1          "ASIA COUNTRY" shall mean each of China, Japan, India and Hong Kong.

1.2     "AFFILIATED COMPANY" shall  mean   any   corporation,   company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with LICENSEE. For purposes of this Paragraph control shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding voting stock or other ownership interest therein.

1.3     "EFFECTIVE DATE" of this License Agreement shall mean the date stated above at the beginning of this Agreement, but if none is stated, then it shall mean the last date that this Agreement was signed by JHU and LICENSEE.

1.4    "EXCLUSIVE LICENSE" means that, subject to specific limitations in this Agreement, and subject to rights retained by the United States Government, if any, JHU grants to LICENSEE all of JHU's rights under the LICENSED PATENT(S) in the LICENSED FIELD of USE in the LICENSED TERRITORY.  Exclusive refers to PATENT RIGHTS only. KNOW HOW, data and other materials licensed are provided on a non-exclusive basis only.

1.5    "FIRST COMMERCIAL SALE" shall mean the first transfer by a LICENSEE, AFFILIATED COMPANY or SUBLICENSEE of a LICENSED PRODUCT or LICENSED SERVICE for value, but shall not include a transfer of materials for the purpose of use in a clinical trial, where the consideration received is intended to cover the manufacturing cost of the materials, or "compassionate use" or similar transfers where the consideration received is intended to cover the manufacturing cost of the materials.

1.6     "JHU REF. NUMBER" shall mean the JHU Technology Transfer Office case number or numbers, shown on Exhibit A, to which the TECHNOLOGY licensed hereunder pertains. It is used for JHU reference only. The TECHNOLOGY licensed herein is described in this Agreement, and may not include all the technology that may be a part of the JHU reference number.

1.6    "JHU INDEMNITEES" means JHU, The Johns Hopkins Hospital, The Johns Hopkins Health System Corporation, and their affiliated entities, their present and former trustees, officers, INVENTORS, agents, faculty, employees and students.

1.7     "KNOW HOW" licensed herein means information, including but not limited to data, test results, research methodology and published matter created by INVENTORS, listed in Exhibit E, and supplied by JHU to the LICENSEE on or before or after the EFFECTIVE DATE of this Agreement. Provided, however, that although JHU may supply additional KNOW HOW after the EFFECTIVE DATE, JHU shall have no obligation to do so unless specifically and clearly stated in this Agreement. In the event that additional KNOW HOW is added, the parties shall amend Exhibit E accordingly.

1.8          "LICENSED FIELD of USE" shall be as described on EXHIBIT A.

1.9     "LICENSED PATENT" means the JHU Patent Applications and issued Patents listed on Exhibit A, and any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application, and each patent that issues or reissues from any of these patent applications and all re-examinations or extensions thereof. "LICENSED PATENT" includes any continuation-in-part (CIP) patent application or patent only to the extent that the practice of the claims of such continuation-in-part would infringe claims of the patents or patent applications in the Field and the Territory licensed hereunder.

1.10 "LICENSED PRODUCT" shall mean any process or method, material, compositions, precursors, drug, or other product, created or developed using TECHNOLOGY, or for which the development, manufacture, use or sale, if done by a third party without rights under the LICENSED PATENT(S), would constitute an infringement of a VALID CLAIM of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory,  or inducement to infringe).

1.11 "LICENSED SERVICE" includes any service or services, including any drug discovery or screening,   or the manufacture  of any product or the use of any product  or composition, performed by LICENSEE, AFFILIATED COMPANIES or SUBLICENSEES for any third party using or incorporating the TECHNOLOGY, or which,  if done by a third party without rights under the LICENSED PATENT(S), would constitute an infringement of a VALID CLAIM of PATENT  RIGHTS  (infringement  shall include,  but is not limited to, direct, contributory, or inducement to infringe).

1.12        "LICENSED TERRITORY" shall be that territory described on EXHIBIT A.

1.13        "MAJOR MARKET COUNTRY" is defined in Section 9(d) of EXHIBIT A.

1.14    "NET REVENUES" whether they be NET SALES REVENUES  OR NET SERVICE REVENUES shall include everything of  value received by LICENSEE, AFFILIATED COMPANIES and SUBLICENSEE(S) for the sale, license, lease or other transfer of  LICENSED PRODUCTS, or the performance of LICENSED SERVICES.   Consideration includes but is not limited to currency, equity, intangible rights, services and other things of value provided or received as part of the transaction for LICENSED PRODUCTS or LICENSED SERVICES, the fair value of which must be included to determine NET REVENUES.  NET REVENUES shall be calculated by LICENSEE in good faith and may be calculated using the accrual or cash method, but such calculation must be consistent from month to month and year to year, and must be the same method used by LICENSEE for all similar transactions, or if none, the same method used generally by LICENSEE in reporting its business activity for United States federal tax purposes.

NET REVENUES may exclude the following  items, but only to the extent that they are included in gross revenue, and are separately  billed to purchaser, and paid or remitted by LICENSEE, AFFILIATED COMPANIES or SUBLICENSEES to third parties:

(i)       import, export,  excise  and sales taxes,  custom  duties,  and shipping charges;

(ii)             customary discounts and rebates;

(iii)        reasonable credits or refunds for claims or returns;

(iv)       costs of packing, insurance covering damage during shipping, storage and transportation from the place of manufacture to the customer's premises or point of installation;

(v)        any other reductions or specifically identified amounts included in the gross selling  price permitted or required by Generally Accepted Accounting Principles (GAAP) as in effect from time to time in the United States with respect to the determination of net sales revenues.

NET REVENUES, whether they be NET SALES REVENUES OR NET SERVICE REVENUES,  of any COMBINATION  PRODUCT  (as defined  below) for the purpose of calculating royalties due under this Agreement shall be determined  as follows:   the NET REVENUES  of the  COMBINATION  PRODUCT  (prior  to application  of the following adjustment) shall be multiplied by the fraction A/(A+B), where A is the net selling price of a LICENSED PRODUCT or LICENSED SERVICE without the additional active ingredient or components or services in the COMBTNATION PRODUCT, if sold separately, and B is the net selling price of any other active ingredients, components or services  in the combination if sold separately.  All net selling prices of the elements of such end-user product or service shall be calculated as the average net selling price of the said elements during the applicable accounting period for which the NET SALES are being calculated.   In the event that no separate sale of either such above-designated  LICENSED PRODUCT or LICENSED SERVICE (containing only such LICENSED PRODUCT or LICENSED SERVICE and no other active ingredients or components or service(s)) or any one or more of the active ingredients included in such COMBINATION  PRODUCT are made during the accounting period in which the sale was made, or if the net selling price for an active ingredient cannot be determined for an accounting period, NET REVENUES allocable to the LICENSED PRODUCT or LICENSED SERVICE shall be determined by mutual agreement reached in good faith by the parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account all relevant factors (including the relative contribution of each active ingredient, component or service in the combination, and relative value to the end user of each such active ingredient, component or service).  "COMBINATION PRODUCT" shall mean a LICENSED PRODUCT or LICENSED SERVICE that includes at least one additional active ingredient or components or key service(s) that is not covered by a LICENSED PATENT.

For the avoidance of doubt, NET REVENUES shall not include SUBLICENSING INCOME.

1.15    "NET SALES REVENUES" shall mean NET REVENUES derived from the sale of LICENSED PRODUCTS, where a sale includes any license of use, lease, sale or other transfer of rights to the LICENSED PRODUCT.

1.16    "NET SERVICE REVENUES" shall mean NET REVENUES derived from the sale or performance of LICENSED SERVICES.

1.17    "PATENT   COSTS"   are  all  costs  of  prosecuting   and  maintaining   any LICENSED  PATENT, including  reasonable attorneys'  fees or costs paid or incurred, and expenses paid or incurred for filing, maintenance, annuities, translation, cost of defending or protecting a patent from infringement, or other costs directly related to the PATENT prosecution and protection.

1.18    "PATENT RIGHTS" are those rights granted to LICENSEE under LICENSED PATENT(S).

1.19    "SUBLICENSE" shall mean an agreement  between LICENSEE and a third party, other than an AFFILIATED COMPANY, granting such third party any present or future rights in the TECHNOLOGY licensed hereunder.

1.20    "SUBLICENSEE" shall mean any person or entity other than an AFFILIATED COMPANY to which LICENSEE has granted a SUBLICENSE under this Agreement.

1.21    "SUBLICENSING INCOME" includes  everything  of  value  received  by LICENSEE in  consideration  for any SUBLICENSE which includes rights to any TECHNOLOGY licensed herein. It is the total amount received as adjusted pursuant to Section
11.3 of EXHIBIT A hereto, whether or not) the SUBLICENSE includes intellectual property in addition to the licensed  TECHNOLOGY,  and includes the SUBLICENSE fee, milestone payments,  stock or other forms of equity,  and the fair value  of any services  or other compensation  received.    Payment remitted to JHU by LICENSEE  shall be calculated  by LICENSEE in good faith.

The following may be excluded from the gross amount received for the SUBLICENSE when calculating SUBLICENSING INCOME:

(i)       The reasonable cost of services to be performed thereafter by LICENSEE for or on behalf of the SUBLICENSEE, if, but only if those services are specifically described and the cost itemized and stated separately in the SUBLICENSE.  Payments on the achievement of results shall be deemed to be milestone payments and are included in SUBLICENSING INCOME.

(ii)      Reimbursement of the amount paid for fees incurred by LICENSEE, such as patent costs, or fees paid to governmental agencies, which are incurred after the date of the SUBLICENSE and are actually paid to third parties by LICENSEE.

(iii)	Royalty payments to LICENSEE based on SUBLICENSEE's NET REVENUES, where royalties are provided and will be paid to JHU on SUBLICENSEE's NET REVENUES pursuant to this Agreement.

(iv)	The amount of any Milestone payment made to JHU under this Agreement as a result of activity of LICENSEE or SUBLICENSEE, which results in a Milestone payment by SUBLICENSEE to LICENSEE under the SUBLICENSE. The difference between the Milestone payment to be paid to JHU and the milestone payment paid to LICENSEE by SUBLICENSEE shall be considered SUBLICENSING INCOME. For clarification, if SUBLICENSEE makes a payment to LICENSEE as a Milestone, and LICENSEE is obligated to make a Milestone payment to JHU under this Agreement for that same Milestone, that Milestone payment amount paid to JHU shall be deducted from the Milestone amount paid under the SUBLICENSE, and the remainder shall be the SUBLICENSING INCOME.

(v)      The  amount  received  for  technology  of  third  parties  acquired  by LICENSEE  and  included  in the  SUBLICENSE,  if said  amount  is separately stated in the SUBLICENSE.

(vi)     Reimbursement from SUBLICENSEE of costs and expenses actually paid by LICENSEE for the development of any LICENSED PRODUCT or LICENSED SERVICE,-including any costs and expenses incurred prior to the date of the SUBLICENSE,  provided that such reimbursements are clearly delineated in writing in such SUBLICENSE.

If the SUBLICENSE includes the right or obligation of the SUBLICENSEE to purchase equity in LICENSEE at a cost greater than the then current fair market value of the equity (as determined by LICENSEE in good faith),  the difference between the fair market value and the amount paid shall be SUBLICENSING INCOME.

1.22  "TECHNOLOGY" means the LICENSED PATENT(S), data, KNOW HOW, manufacturing  techniques,  and  any  other  information  or  material  provided  by JHU  to LICENSEE. TECHNOLOGY may or may not be confidential in nature.

1.23    "VALID CLAIM" means (a) a claim of an issued patent that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction  in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) or (b) patent application that (i) has been filed with a good faith belief that claims are reasonable,  (ii) has not lapsed, in the case of a provisional patent application, (iii) and has not been cancelled, withdrawn or abandoned without the possibility of revival; and (iv) has been pending for less than or equal to seven (7) years from the earliest priority date claimed for such application and for which there has been reasonably consistent activity on the part of JHU to advance to issuance of a patent.

2.        GRANT

2.1       Grant.   Subject to the terms and conditions of this Agreement, JHU grants LICENSEE an EXCLUSIVE LICENSE under the LICENSED PATENT(S)  and a nonexclusive right under other TECHNOLOGY in the LICENSED  FIELD(S) of USE to utilize the TECHNOLOGY  to  make,  have  made,  use,  import,  offer  to  sell  and  sell  LICENSED PRODUCTS and perform LICENSED SERVICES in the LICENSED TERRITORY. This Grant shall  apply  to  the  LICENSEE  and  any  AFFILIATED   COMPANY,   except  that  any AFFILIATED COMPANY shall not have the right to sublicense others without JHU approval, such approval not to be unreasonably withheld.   If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments.  In addition, LICENSEE shall remain fully liable to JHU for all acts and obligations of such AFFILIATED COMPANY such that acts of the AFFILIATED COMPANY shall be considered acts of the LICENSEE.

2.2          Retained Rights.

2.2.1   JHU Rights.  JHU retains the right, on behalf of itself, the INVENTORS and all other non-profit academic or research institutions to whom JHU extends rights, to practice a LICENSED PATENT and use TECHNOLOGY solely for any non-commercial non- profit research  or other non-commercial non-profit purpose, including, but not limited to non-

commercial sponsored research and collaborations solely with non-commercial  entities. JHU shall have the right to publish any information included in the TECHNOLOGY or a LICENSED PATENT.    In order to balance this right with  LICENSEE's exclusive  rights under this Agreement, INVENTORS will submit any and all proposed  disclosures  related to the TECHNOLOGY or a LICENSED PATENT in the LICENSED FIELD OF USE to LICENSEE for its review at least thirty (30) days prior to the scheduled disclosure of the results to any third party (including, without limitation, to any journal for review). LICENSEE will complete its review within thirty (30) days of receipt of the submitted documents. LICENSEE may request that INVENTORS delete from the documents any reference to LICENSEE's Confidential Information. If, during its thirty (30) day review period, LICENSEE notifies JHU and/or INVENTORS that it desires to file patent applications   on any inventions disclosed in the documents, INVENTORS will defer publication/disclosure for up to sixty (60) additional days from the date of submission of the document to LICENSEE.

2.2.2          Government Rights. This Agreement is subject to Title 35 Sections 200-
204 of the United States Code as implemented in 37 CFR Part 401, as may be amended from time to time. Among other things, these provisions provide the United States Government with certain nonexclusive rights in a LICENSED PATENT if federal funds were used to develop the TECHNOLOGY.  They also impose the obligation  that LICENSED  PRODUCTS  sold or produced in the United States be "manufactured substantially in the United States". LICENSEE will ensure all required obligations of these provisions are met.

2.3          Specific Exclusions. JHU does not:

2.3.1          commit to LICENSEE to bring suit against third parties for infringement, except as described in Article 9; or

2.3.2          agree  to  furnish  to  LICENSEE   any  technology   or  technological information other than the TECHNOLOGY; or

2.3.3   agree to provide LICENSEE with any know how, invention, data, results or other assistance  in the future  unless specifically  and clearly  identified  in this Agreement.

2.4     Global Access for Essential Medicines.    This Agreement  is subject to the provisions of Exhibit D: GLOBAL ACCESS FOR ESSENTIAL MEDICINES.

3.        SUBLICENSING

3.1    Permitted Sublicensing.  LICENSEE may grant sublicenses in the LICENSED FIELD of USE in the LICENSED TERRITORY.

3.2      Royalty on Sales.  LICENSEE shall  be responsible to pay to JHU royalties due JHU on sales of LICENSED PRODUCTS or LICENSED SERVICES by a SUBLICENSEE, to the same extent as if LICENSEE made those sales directly, and whether or not SUBLICENSEE remits required royalty payments to LICENSEE.

3.3      Required Sublicensing. LICENSEE will use commercially reasonable efforts to diligently develop markets for, and develop, manufacture, and sell LICENSED PRODUCTS and LICENSED SERVICES in each MAJOR MARKET COUNTRY and ASIA COUNTRY, as per the terms and conditions of Section 4.2 and Exhibit A, Diligence Milestones.   Within two (2) years of the EFFECTIVE DATE, LICENSEE shall submit to JHU a detailed commercialization plan  for  entering  into  each  MAJOR  MARKET  COUNTRY  AND  ASIA  COUNTRY. LICENSEE and JHU shall negotiate such commercialization plan in good faith and such agreed commercialization plan shall be added to this LICENSE AGREEMENT by amendment.  Within four (4) years of the EFFECTIVE DATE, LICENSEE shall achieve dosing of the first patient outside the United States in a Confirmatory Phase II Clinical Trial or foreign equivalent. Should LICENSEE be unable or unwilling to commercialize a potential LICENSED PRODUCT in a particular MAJOR MARKET COUNTRY OR ASIA COUNTRY (an "Unmarketed Country") per such agreed ex-US commercialization plan, or following  the fifth anniversary  of the EFFECTIVE DATE,   whichever  is later, LICENSEE will, at JHU's  request, consider  and negotiate in good faith a SUBLICENSE with any such potential SUBLICENSEE.    Should LICENSEE elect not to consider and negotiate in good faith such sublicense in such Unmarketed Country,  LICENSEE  agrees  to terminate  rights in such  Unmarketed  Country  under this Agreement per the terms of Paragraph 11.2 (Termination by LICENSEE).

3.4	SUBLICENSE Requirements. Any SUBLICENSE:
(i)	is subject to this Agreement;
(ii)          will not permit a SUBLICENSEE to further sublicense;

(iii)          will, as a condition of validity, expressly include the provisions of Articles 7, 8, 10.3 and 12.2 for the benefit of JHU;

(iv)    will, if this Agreement is terminated, require the transfer to JHU of all obligations,  including   the  payment   of  royalties   specified   in  the SUBLICENSE, without setoff for debts or obligations of LICENSEE to SUBLICENSEE; and

(v)      will not be valid against JHU as to terms, conditions, obligations or limitations that are inconsistent with this Agreement and  these sublicensing requirements.

3.5      Notice and Copy of SUBLICENSE; Termination. LICENSEE will notify JHU and within 30 days of execution will submit to JHU an unredacted copy of each SUBLICENSE, the terms of which will not be considered confidential as to JHU, but which terms JHU will treat as LICENSEE confidential information.  If JHU terminates this Agreement, JHU=shall grant to such SUBLICENSEE  license rights and terms equivalent to the sublicense rights and terms which LICENSEE shall have granted to such SUBLICENSEE, provided that (i) SUBLICENSEE is not in material breach of  its sublicense and (ii)  such sublicense terms and conditions are consistent with the terms and conditions of this Agreement.

3.6          Sharing of SUBLICENSING INCOME. LICENSEE will share with and pay to
JHU a portion of SUBLICENSING INCOME as stated on EXHIBIT A.

4.          DILIGENCE REPORTING AND DEVELOPMENT

4.1      Federal Funding. It is the requirement of federal law, and the obligation of JHU and LICENSEE that inventions created with federal funding be diligently developed into useful products and services.

4.2      Milestones.  LICENSEE will use commercially reasonable efforts to  diligently develop  markets  for  and  develop,  manufacture,  and  sell  LICENSED  PRODUCTS  and LICENSED SERVICES in the United States and those other portions of the Territory where Company LICENSEE deems it commercially prudent, subject to the terms and conditions of Section 3.3. In addition, LICENSEE will use commercially  reasonable efforts to meet the milestones and target dates, if any, shown in EXHIBIT A, and notify JHU in writing within 30 days after each milestone is met.

4.3      Diligence Report.  By March 1 of each year, LICENSEE will submit a written annual  report to JHU covering  the  preceding  calendar  year. Reports  may be submitted electronically to  an email address provided on request by JHU.  The report will follow the Diligence Report Guidelines stated on EXHIBIT C and shall include information sufficient to enable JHU to satisfy reporting requirements of the U.S. Government and for JHU to ascertain progress by LICENSEE toward meeting this Agreement's diligence requirements. Each report will include LICENSEE's most recent annual report filed with the United States Securities and Exchange Commission, if applicable, and describe, where relevant:

(i)	progress by LICENSEE, AFFILIATED COMPANIES or SUBLICENSEE(S) toward commercialization of LICENSED PRODUCTS or LICENSED SERVICES, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans (if any) for introduction of LICENSED PRODUCTS or LICENSED SERVICES, and significant corporate transactions involving LICENSED PRODUCTS or LICENSED SERVICES;

(ii)      (notice  of  all FDA  or other  governmental  filings  and/or  approvals regarding any LICENSED PRODUCTS or LICENSED SERVICE made or  obtained     by    LICENSEE,     AFFILIATED     COMPANY     or SUBLICENSEE, the patents or patent applications licensed under this Agreement  upon  which  such  product  or service  is based,  and the commercial name of such product or service;

(iii)     a Certificate of Insurance or other evidence of insurance, as required by this Agreement, or a statement of why such insurance is not currently required;

(iv)     identification of all AFFILIATED COMPANIES and SUBLICENSEE(S) which have exercised rights to the TECHNOLOGY, or a statement that no AFFILIATED COMPANY or SUBLICENSEE has exercised such rights;

(v)      description of any diligence milestones achieved, and identification of any milestones expected to be achieved in the next year;

(vi)     description of any SUBLICENSE(s) entered during the year, with a copy of the SUBLICENSE if not previously provided.

(vii)    Notification of any change of control or name change or other significant change related to this Agreement or LICENSEE that would be relevant to the TECHNOLOGY licensed hereunder.

5.          FEES, ROYALTIES AND OTHER PAYMENTS

5.1      License  Fee.   LICENSEE shall pay to JHU a noncreditable,  nonrefundable license fee as described in EXHIBIT A, within 30 days of the EFFECTIVE DATE, or at such time as stated on Exhibit A.

5.2      PATENT COSTS. Within 30 days of receipt of an invoice from JHU showing unreimbursed PATENT COSTS incurred on or after the EFFECTIVE DATE, LICENSEE will reimburse JHU the amount stated. EXHIBIT A may include unreimbursed PATENT COSTS incurred prior to the EFFECTIVE DATE, and if so, LICENSEE will reimburse JHU the amount stated in EXHIBIT A at such time or in such manner as stated in EXHIBIT A.

5.3     Minimum Annual Royalty.   LICENSEE will pay JHU a yearly Minimum Annual Royalty (MAR) as described in Exhibit A, which will be paid in advance within 30 days after the anniversary of the EFFECTIVE DATE in each calendar year and which will apply to that calendar year. Minimum Annual Royalty payments are nonrefundable. Milestone payments and earned royalty payments due on NET REVENUES occurring in the year to which the MAR pertains may be offset against the Minimum Annual Royalty paid for that year, but only for that year, without carry forward or back.

5.4      Milestone Payments. LICENSEE will pay JHU Milestone payments as stated on Exhibit A. Within 30 days of achieving a Milestone, LICENSEE will report the achievement to JHU, and pay to JHU the Milestone payment required. Milestones achieved should be included in the Annual Report, even if previously reported.

5.5          Earned Royalty.

5.5.1   LICENSEE will pay JHU earned royalties, as described on Exhibit A, which shall be paid quarterly  unless a different  payment schedule  is specifically  stated. LICENSEE may deduct from the earned royalty the amount of any Minimum Annual Royalty paid for the year in which the quarter occurs, until all of the MAR has been deducted from payments due for that year, after which any earned royalty in excess of the MAR shall be paid to JHU.

5.5.2   Should LICENSEE  be required  to pay royalties  on any intellectual property rights not licensed hereunder ("Other Royalties")  that would be infringed or violated by making,  using or selling a particular  LICENSED  PRODUCT  or LICENSED  SERVICE, LICENSEE shall be entitled to credit fifty percent (50%)  of such  Other Royalties against the running royalty due to JHU, provided that the royalties due to JHU hereunder shall not be reduced below fifty percent (50%) of those that would otherwise be due to JHU for that LICENSED PRODUCT or LICENSED SERVICE.

5.6      Duration of Royalty Payments. Royalties shall be paid as described herein for each  LICENSED  PRODUCT  manufactured  or produced  or  each  LICENSED  SERVICE performed in the LICENSED TERRITORY for a minimum period, on a country-by-country basis,  of ten (10)  years from  date  of FIRST COMMERCIAL  SALE  of that  particular LICENSED PRODUCT or LICENSED SERVICE or the life of the last to expire patent included within the PATENT RIGHTS, whichever is last to occur. Products manufactured during the life of the PATENT RIGHTS shall carry the full royalty when sold.    Royalties  on products manufactured and sold within the minimum ten (10) year period, but for which PATENT RIGHTS are not pending or have expired, shall be reduced by 50%.

5.7    Payment for all activities performed under this Agreement. If LICENSED PRODUCTS are made, used, imported, or offered for sale before the date this Agreement terminates, and those LICENSED PRODUCTS are sold after the termination date, LICENSEE will pay JHU the full earned royalty based on the Net Sales of those LICENSED PRODUCTS. In addition, use of the TECHNOLOGY  by LICENSEE shall be deemed to be use which is licensed under this Agreement, regardless of where performed, whether or not specific PATENT RIGHTS exist in the location of the activity for which activity a royalty or other payment is due under this Agreement.

5.8      Obligation to Pay Royalties and other payments. Payments required herein must be paid on the dates or upon the conditions stated, notwithstanding any claims by either LICENSEE or third party challenging the validity of the PATENT RIGHTS.   Payments once made are not refundable even if the PATENT RIGHTS are later determined to be invalid or not applicable to the particular product or service.

5.9      Currency. For Revenue in currencies other than U.S. Dollars, LICENSEE will calculate the royalty in U.S. Dollars quarterly, using the appropriate foreign exchange rate for the currency as quoted by United States Federal Reserve Bank, for the last business day of each calendar quarter, to apply to payments earned by activities during that quarter. LICENSEE will make royalty payments to JHU in U.S. Dollars.

5.10    Non-U.S. Taxes.   If non-U.S. taxes are due on royalty or other payments, such taxes shall be deemed to be in addition to the payment, and LICENSEE will pay all non-U.S. taxes related to royalty and any other payments under this Agreement. These tax payments are not deductible from any payments due to JHU. JHU will cooperate with LICENSEE to receive a refund of such taxes to the extent available, and such refund shall be retained by LICENSEE.

5.11    No requirement of invoice.   All payments are due on the due date without invoice or demand for payment by or from JHU.

5.12    Interest. Payments are considered due on the dates and at the times described in this Agreement, and if not so stated, within 30 days of the date of the event requiring the payment. Payment is made when received by JHU. Payments not received within 30 days of the due date shall, beginning on the due date, bear interest at the rate of 6% per annum, whether or not JHU has made a demand for such payment or interest. Acceptance of late payments without interest will not act as a waiver of this provision.

5.13    Payments and Obligations.  All payments and obligations which come due shall be and remain due, and the existence of a dispute shall not suspend any duties under this License Agreement.

5.14    Invoicing by JHU.   JHU may submit all invoices for any payments due in electronic form via e-mail sent to the e-mail address supplied by LICENSEE from time to time. An invoice directed to the last email address provided by LICENSEE  to JHU shall be deemed received by LICENSEE when sent by JHU.

5.15    Method of Payment.  All payments under this Agreement  shall be made in U.S. Dollars by either check or wire transfer.

5.16          Payment Information.
All check payments from LICENSEE to JHU shall be sent to: Attention:  Executive Director
Johns Hopkins Technology Ventures
The Johns Hopkins University
100 N. Charles Street
5th Floor
Baltimore, MD 21201
Attn: [A28277]

or such other addresses which JHU may designate in writing from time to time. Checks are to be made payable to the "Johns Hopkins University". Wire transfers may be made through:

ACH Info:      [*]

FED WIRE:   [*]

FED WIRE:                                    [*]

LICENSEE shall be responsible for any and all costs associated with wire transfers.

6.          ROYALTY REPORTS AND ACCOUNTING

6.1    Quarterly Earned Royalty Payment and Report.  Beginning with the FIRST COMMERCIAL SALE of a LICENSED PRODUCT or LICENSED SERVICE, LICENSEE will thereafter submit to JHU a written report 30 days after the end of each calendar quarter (even if there are no sales during that quarter), along with payment of any earned royalty due. This report will be in the form of Exhibit B and will state the number, description, and aggregate NET REVENUES of LICENSED PRODUCTS and LICENSED SERVICES during the completed calendar quarter. Such reports must be filed and payments made during any claim against or challenge to the scope or validity of the PATENT RIGHTS.

6.2      No Refund.   In the event that a validity or non-infringement challenge of a LICENSED PATENT is successful, LICENSEE will have no right to recoup any royalties paid before or during the challenge period.

6.3      Termination or Expiration Report.  LICENSEE will pay to JHU all applicable royalties and submit to JHU a written report within 90 days after the license expires or terminates. LICENSEE will continue to submit earned royalty payments and reports to JHU after the license terminates, until all LICENSED PRODUCTS made or imported under the license have been sold, and thereafter until the time for paying earned royalties has expired.

6.4      Accounting.       LICENSEE   will   maintain   records   showing   manufacture, importation,  sale, and use of    LICENSED  PRODUCTS  or performance  of LICENSED SERVICES  and the revenue received for seven (7) years from the date of sale of that LICENSED PRODUCT or LICENSED SERVICE. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable JHU to determine the royalties payable under this Agreement.

6.5      Audit  by JHU.   LICENSEE  will allow  JHU or its designee  to examine LICENSEE's records at reasonable  times and frequency at JHU's expense, to verify payments made by LICENSEE under this Agreement.   If the audit reveals an under reporting of earned royalties due JHU of 5% or more for the period being audited, LICENSEE  will pay the additional royalties due, and reimburse JHU the reasonable audit costs incurred.

7.        WARRANTIES, EXCLUSIONS AND NEGATION

7.1      JHU  Warranty.  JHU represents that the Inventors listed have provided an invention disclosure to the JHU Office of Technology Transfer (JHTT), that the Inventors have assigned such rights as they have in the Inventions to JHU, and that JHU, as assignee of the Inventions, has filed the patent applications  referred to in this Agreement.  To the best of JHU's knowledge, information and belief, the LICENSED PATENT(S) accurately list the inventors of that patent right and JHU has received no claims of a third party to rights in the Licensed Patents other than as may be  specifically stated in this Agreement.   JHU does not warrant against presently unknown claims of third parties that may arise after this Agreement.

7.2      Negation   of  Warranties.    JHU  PROVIDES  LICENSEE   THE  RIGHTS GRANTED IN THIS AGREEMENT AS IS AND WITH ALL FAULTS. JHU MAKES NO OTHER  REPRESENTATIONS AND  EXTENDS  NO  WARRANTIES  OF ANY  KIND, EITHER EXPRESS  OR IMPLIED. AMONG   OTHER THINGS, JHU DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

7.3     No Representation of LICENSED PATENT. LICENSEE also acknowledges that JHU does not represent or warrant:

(i)          the validity or scope of any LICENSED PATENT, or

(ii)	that the exploitation of LICENSED PATENT or TECHNOLOGY will be successful, or

(iii)	that there are no third party claims or prior filed patents that would affect ownership ofthe TECHNOLOGY or freedom to operate.

7.4      No other Promises or Warranties. Other than the obligations specifically stated in this Agreement, JHU makes no promises, express or implied, regarding the TECHNOLOGY. LICENSEE agrees that no representation or statement by any JHU employee shall be deemed to be a statement or representation by JHU, and that LICENSEE was not induced to enter this Agreement based upon any statement or representation of JHU, or any employee of JHU. JHU is not responsible for any publications, experiments or results reported by any JHU employee, now or in the future, including any of the INVENTORS and it is the sole responsibility of LICENSEE to evaluate the TECHNOLOGY and the accuracy of any data or results.

8.          INDEMNITY AND INSURANCE

8.1   Application.   LICENSEE shall have exclusive control over the LICENSED PRODUCTS and LICENSED SERVICES   provided by LICENSEE, and the risks and costs associated therewith.  Therefore, LICENSEE will protect JHU INDEMNITEES from exposure to damages which arise from the actions of LICENSEE.

8.2  Indemnification.        LICENSEE,   AFFILIATED  COMPANY  and/or SUBLICENSEE agree that each shall be responsible for injuries or losses to third parties arising from or related to their own acts or omissions, or caused by or arising from LICENSED PRODUCTS or LICENSED SERVICES, or allegedly arising as a consequence of the exercise by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE of any rights granted in this Agreement. To that end,  LICENSEE, AFFILIATED COMPANY and SUBLICENSEE shall protect JHU INDEMNITEES from any third-party claims arising therefrom, including defending any action brought against JHU INDEMNITEES, with counsel reasonably acceptable to JHU, and indemnifying JHU INDEMNITEES as against any judgments, fees, expenses, or other costs arising from or incidental to any such lawsuit, claim, demand or other action, whether or not any JHU Indemnitee, is named as a party defendant in any such lawsuit and whether or not the JHU INDEMNITEES are alleged to be negligent or otherwise responsible for any injuries to persons or property. Exercise of the rights granted in this Agreement, by an AFFILIATED COMPANY or an agent or a SUBLICENSEE or a third party on behalf of or for the account of LICENSEE, shall be considered LICENSEE's practice of said inventions for purposes of this Paragraph.

8.3          Exclusions.

8.3.1   No indemnification will be provided for claims arising from the practice by a JHU Indemnitee of the PATENT RIGHTS, KNOW HOW or other TECHNOLOGY or exercise of rights retained by JHU under this Agreement.

8.3.2   No indemnification will be provided for a claim against a JHU Indemnitee for injuries allegedly  to the extent caused   by negligent use or administration  by a JHU Indemnitee of a LICENSED PRODUCT or LICENSED SERVICE, but any products liability or similar claim based upon a LICENSED PRODUCT or LICENSED SERVICE, made by or provided by LICENSEE or any AFFILIATED COMPANY or SUBLICENSEE will otherwise be covered by this indemnification requirement.

8.4      Survival  after termination.    The obligation of LICENSEE  to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an AFFILIATED COMPANY or SUBLICENSEE, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

8.5      Rights and obligations of JHU.   JHU shall provide LICENSEE with prompt notice of any claims covered  by LICENSEE's obligation to indemnify, and will provide reasonable cooperation to LICENSEE in LICENSEE's investigation and defense of such claims. JHU shall have the right to participate in such defense with counsel of its choice and at JHU's own expense.  JHU shall have the right to approve the settlement of any claim hereunder that imposes any liability or obligation on JHU, or affects the PATENT RIGHTS, other than the payment of money damages paid by the LICENSEE.

8.6      Insurance. Prior to initial human testing or FIRST COMMERCIAL SALE of any LICENSED PRODUCT or LICENSED SERVICE, LICENSEE will establish and maintain Comprehensive  General Liability  Insurance,  including   Product Liability  Insurance,  with a reputable and financially secure insurance carrier acceptable to JHU to cover any liability of LICENSEE and JHU to  third parties related to any LICENSED PRODUCT or LICENSED SERVICE,  or  otherwise  arising  from  the  activities  of  LICENSEE,  any  AFFILIATED COMPANY  or SUBLICENSEE.  The LICENSEE  or the acquired  insurance  will provide minimum limits of liability of $5,000,000 per claim and will include all JHU INDEMNITEES as additional insureds. LICENSEE will furnish a Certificate of Insurance or other evidence of compliance upon reasonable request.  All insurance of LICENSEE will be primary coverage; other insurance of JHU and JHU INDEMNITEES will be excess and noncontributory.

9.          PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

9.1          Prosecution & Maintenance.

9.1.1   Filing  and  Prosecution.   JHU,  at LICENSEE's expense,  shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS. Title to all such patents and patent applications shall reside in JHU.   JHU shall have final decision authority over all patent prosecution and maintenance matters. JHU shall (a) request its patent counsel to timely copy LICENSEE on all official actions and written correspondence with any patent office, including drafts of responses, (b) allow LICENSEE an opportunity to comment and advise JHU, and (c) consider in good faith comments and advice of LICENSEE and reasonably incorporate such comments into the filings and responses.

9.1.2 Responsibility of LICENSEE. LICENSEE shall be responsible for exercising its right to comment  and advise JHU with respect to patent prosecution  and maintenance matters, including assuring timely review of patents drafted or filed, timely filing as necessary and payment of required costs.

9.1.3   Election  not to file in certain jurisdictions.  By concurrent written notification to JHU and its patent counsel at least thirty (30) days in advance (or later at JHU's discretion) of any filing or response deadline, or fee due date, LICENSEE may elect not to have a  patent application filed in  any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that LICENSEE pays for all costs incurred up to JHU's receipt of such notification.  Failure to provide such notification will be considered by JHU to be LICENSEE's authorization to proceed at LICENSEE's expense. Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own  benefit, and any rights or license granted hereunder held   by LICENSEE,  AFFILIATED  COMPANIES  or SUBLICENSEE(S) relating  to the PATENT RIGHTS which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate, and thereafter reside solely in JHU.

9.1.4   Orange Book Listings.    At least fifteen (15) business days prior to expiration  of the time period under 21 C.F.R. 314.53  for submitting  patent information pertaining to LICENSED PATENT with respect to a LICENSED PRODUCT or LICENSED SERVICE, LICENSEE shall submit to JHU any such draft submission, including any forms such as Form FDA 3542, Form FDA 3542a or any equivalent thereof, for JHU's review and comment. LICENSEE shall consider in good faith any comments made by JHU. In the event that the parties' respective patent counsel, after good faith discussions, cannot agree with respect to any decision to be made under this Paragraph then LICENSEE shall make such decision.

9.1.5  Application for Patent Term Extension.  The parties shall cooperate in obtaining patent term extensions.  At least fifteen (15)  business days prior to the expiration of any statutory or other regulatory time period in the Territory for submitting an application for patent term extension pertaining to any of the PATENT RIGHTS included in the LICENSED PATENT rights, including applications for interim extension and SPC in the U.S. or in a foreign country in the Territory, LICENSEE shall submit to JHU a draft application therefor for JHU's review and comment.   LICENSEE shall consider in good faith any comments made by JHU pursuant to this Paragraph. In the event that the parties cannot agree with respect to any decision to be made under this Paragraph, including the patent to apply for extension, then LICENSEE shall make such decision.

9.2          Notification of Infringement by third party.  Each party will notify the other promptly in writing when any infringement by any third party is uncovered or suspected.

9.3          Suit for Infringement.

9.3.1   LICENSEE shall have the first right to enforce the PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. This right to sue for infringement shall not be used in an arbitrary or capricious manner. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE  shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or  not to sue. Thereafter, LICENSEE may, at its own expense and discretion, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof.   JHU agrees to be named as nominal third party plaintiff if necessary to the commencement of any such suit and to cooperate fully with LICENSEE in connection therewith.

9.3.2   No settlement, consent judgment or other voluntary final disposition of the suit may be concluded without the prior written consent of JHU, which consent shall not be unreasonably withheld.  JHU shall reasonably cooperate in any such litigation at LICENSEE's expense.

9.3.3   If LICENSEE elects not to enforce any patent within the PATENT RIGHTS, it shall so notify JHU promptly in writing and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

9.4      Patent Invalidity Suit.    LICENSEE shall have the first right (but not the obligation) to defend at LICENSEE's expense a declaratory judgment or other action brought by a third party naming LICENSEE or JHU as a defendant and alleging invalidity of any of the PATENT RIGHTS in which case JHU shall cooperate fully with LICENSEE.   If LICENSEE opts not to defend, JHU in its discretion may elect to take over the sole defense of the action at its own expense, in which case LICENSEE shall cooperate fully with JHU in connection with any such action.

9.5      Recovery. LICENSEE shall pay to JHU fifteen  percent (15%) of any monetary award, settlement or recovery, net of all reasonable attorneys' fees and out-of-pocket costs and expenses paid to third parties by LICENSEE in connection with each suit or settlement.  If the cost and expenses exceed the recovery no additional amount shall be paid to JHU.

10.          HANDLING AND RESOLUTION OF DISPUTES.

10.1    Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Delaware applicable to contracts executed and wholly to be performed within the State of Delaware without giving effect to the principles of conflicts of laws. Any disputes between the parties to this Agreement including the applicability or validity of any PATENT RIGHTS, shall be brought in the state or federal courts located in Wilmington, Delaware.  Both parties agree to waive their right to a jury trial and to consent to jurisdiction in such courts.

10.2    Resolution.  The parties shall attempt to resolve all disputes through informal means. This may include mediation, arbitration, or any other procedures upon which the parties agree.  Each party agrees that, prior to resorting to litigation, it will confer with other party to determine whether other procedures that are less expensive or less time consuming can be adopted to resolve the dispute.

10.3   Challenges to PATENT RIGHTS, Scope and Applicability - requirements during and after challenge of PATENT RIGHTS by LICENSEE. LICENSEE shall ensure that the terms of this Paragraph 10.3 and its sub-paragraphs are included in any SUBLICENSE. If LICENSEE, AFFILIATED COMPANY or SUBLICENSEE brings formal legal action before a court or governmental authority of competent jurisdiction against JHU challenging the validity or scope of the PATENT RIGHTS, or applicability of the PATENT RIGHTS to a LICENSED PRODUCT or LICENSED SERVICE the following shall apply.

10.3.1 Actions by a SUBLICENSEE shall be attributed to LICENSEE only if the action  was taken at the direction of or written consent of LICENSEE.  In all other cases, the provisions of this Paragraph 10.3 shall not apply to SUBLICENSEE, notwithstanding the terms hereof.

10.3.2 If such action determines  that at least one claim of a patent challenged by LICENSEE, AFFILIATE or SUBLICENSEE is valid and, if applicable, but for this Agreement, infringed by a LICENSED PRODUCT or LICENSED SERVICE, the party challenging will thereafter, except as to PATENT COSTS, pay twice the payment amount which would otherwise be required to be paid under the original LICENSE or SUBLICENSE.   For clarity, this shall

apply to MAR's,  Milestones,  Sublicensing  fees, royalty rates and other payments, except incurred PATENT COSTS which will be paid as otherwise agreed.

10.3.3 If such action determines  that at least one claim of a patent challenged by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE is valid and, if applicable, but for this  Agreement,  infringed  by  a LICENSED  PRODUCT  or   LICENSED  SERVICE,  the LICENSEE, AFFILIATED COMPANY or SUBLICENSEE challenging will pay all reasonable attorneys' fees and litigation costs, including expert witness fees and exhibit preparation costs incurred by JHU in defending the challenge.

10.3.4 During the course of such challenge, all payments otherwise required by this Agreement shall be paid as and when due, to the same extent as if there were no challenge to the PATENT RIGHTS, and LICENSEE, AFFILIATED COMPANY or SUBLICENSEE will have no right to recoup any payments, including royalties, which become due before or during the challenge.

10.3.5 LICENSEE, AFFILIATED COMPANY or SUBLICENSEE shall not pay royalties into any escrow or other similar account, but shall make all payments to JHU as due and when due, unless LICENSEE or SUBLICENSEE has prior to the payment becoming due, voluntarily and completely terminated this Agreement.  Timely and complete payment and full compliance by LICENSEE, AFFILIATED COMPANY and SUBLICENSEE with all terms of this Agreement shall be a condition precedent to bringing and maintaining the legal action challenging the PATENT RIGHTS.

10.3.6 No less than three months prior to bringing an action seeking to invalidate or limit a LICENSED PATENT, LICENSEE, AFFILIATED COMPANY or SUBLICENSEE will provide written notice of the expected challenge to JHU which shall include a clear statement of the factual and legal basis for the challenge, and an identification of all prior art and other matter believed to invalidate any claim of the LICENSED PATENT or which supports the claim  that the LICENSED  PATENT  does  not apply  to the LICENSED  PRODUCT  or LICENSED SERVICE.

11.          TERM AND TERMINATION

11.1   Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country in the LICENSED TERRITORY, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue then for a term often (10) years from the FIRST COMMERCIAL SALE in such country of this Agreement. Following expiration of this Agreement, on a country-by-country basis, all non- exclusive license grants hereunder shall be fully-paid up, sublicensable, assignable, irrevocable and perpetual; provided that LICENSEE and any sublicensee or assignee shall remain bound by the terms and conditions of Sections 7, 8.1-8.5, 12.2, 12.3, 12.4, 12.5 and 12.7 of this Agreement with respect to such non-exclusive licenses.

11.2    Termination by LICENSEE.   LICENSEE may terminate this Agreement in whole or in part  by giving JHU written notice at least  90 days in  advance of the proposed effective date of termination selected by LICENSEE. LICENSEE shall pay all sums due under this Agreement, including Minimum Annual Royalties, earned royalties, Milestone payments or PATENT COSTS which are incurred or are or become due prior to the effective date of termination.  In addition, LICENSEE shall also be obligated to pay any PATENT COSTS which are required to be incurred to preserve the patent prior to the effective date of termination, and any other costs which JHU has incurred or will incur prior to the termination date which under this Agreement are required to be reimbursed by LICENSEE.  Termination is not effective and payments shall continue to accrue and become due until all amounts due to JHU shall have been paid.

11.3	Termination by JHU. JHU may terminate this Agreement if LICENSEE:
(i)          is delinquent on any report, payment or other obligation;
(ii)    is not using commercially reasonable efforts to diligently develop and commercialize LICENSED PRODUCT in accordance with Paragraph 4.2;

(iii)          misses a milestone that has a required date for completion described in
Exhibit A;

(iv)     is in material breach of any provision of this Agreement or of any related agreement including a related sponsored research agreement;

(v)          provides any false report; or
(vi)          voluntarily or involuntarily enters bankruptcy or receivership proceedings. Termination under this Paragraph will take effect 30 days  after written notice by JHU unless
LICENSEE cures the default within that 30-day period. If LICENSEE has had no prior defaults, and LICENSEE is diligently and in good faith attempting to cure the default, LICENSEE may request, and JHU shall grant an additional 60 days to cure the default.

11.4    Failure to meet a required diligence milestone. If this Agreement provides for diligence milestones which must be accomplished by specified dates or within specified periods of time, LICENSEE may cure any default for failure to meet a required diligence milestone in accordance with this subsection.

(i)       LICENSEE must be using commercially reasonable efforts to diligently pursue the milestone;

(ii)      LICENSEE can cure such default, by paying $1 0,000 within the 30-day cure period, which will automatically extend the milestone date (and the full amount of the original  milestone  payment)  and any subsequent milestones relying  upon the meeting of the missed milestone for an additional six (6) months.

(iii)          Such a cure may be made no more than twice as to any one milestone.

12.     MISCELLANEOUS PROVISIONS.

12.1    PATENT MARKING.  LICENSEE agrees that all LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATED COMPANIES and SUBLICENSEE(S) of LICENSEE will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws.

12.2    Use of Name. LICENSEE, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital, Johns Hopkins Medicine or any contraction thereof or the name of Inventors in any advertising, promotional literature, Web sites, electronic media applications, sales literature, fundraising documents, or press releases and other print  or electronic communications without prior written consent from an authorized representative of JHU. LICENSEE, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least seven (7) business days' notice of any proposed public disclosure for JHU's review and comment or to provide written consent. Such request shall be made through JHTT.

12.3    No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee.  Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

12.4    Notice of Claim.   Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

12.5          ASSIGNMENT.

12.5.1 Permitted Assignment by LICENSEE. Subject to this Paragraph 12.5, LICENSEE may assign this Agreement as part of a sale, merger or other transfer with respect to the line of business of LICENSEE to which this Agreement relates, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination if the sale or merger is of LICENSEE's entire business related to the PATENT RIGHTS.  Any other attempt to assign this Agreement by LICENSEE is null and void in the absence of JHU's written permission.

12.5.2 Conditions of Assignment.   Prior to any assignment,  the following conditions must be met:

(i)	LICENSEE must give JHU 30 days prior written notice of the assignment, including the new assignee's contact information; and

(ii)          the new assignee must agree in writing to JHU to be bound by this
Agreement.

12.5.3 Assignment Payment to JHU.  Where the assignment is the result of complete sale or merger of LICENSEE, then LICENSEE (or its assignee) shall pay to JHU an assignment fee described in Exhibit A. For the avoidance of doubt, all assignees of LICENSEE shall be subject to the terms and conditions of this Agreement (including with respect to royalty and milestone payments) as if the assignee was "LICENSEE" hereunder.

12.5.4 After the Assignment. Upon a permitted complete assignment of this Agreement, LICENSEE will be released from further obligations under this Agreement, except for those sections that survive termination, and the term "LICENSEE" in this Agreement will thereafter mean the assignee.

12.6    Notice.      Except  for  those  communications   which  specifically  under  this Agreement may be sent via e-mail or other electronic communication (such as notification of PATENT COSTS incurred and due, and other routine communications), all notices, requests or communications required or permitted to be given by either party hereunder shall be given by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Notices shall be deemed effective when received.

If to LICENSEE:                                                    Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591
Attn: President

If to JHU:                                                         Executive Director
Johns Hopkins Technology Ventures
100 N. Charles Street, 5th Floor
Baltimore, MD 21201

Communications requiring a prompt response should also be  sent via email to Neil Veloso, [*] and to Steve Kousouris, [*].

12.7   Compliance with  All Laws.     In all activities  undertaken  pursuant to this Agreement, both JHU and LICENSEE covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

12.8   Successors and Assigns.  Other than as specifically stated herein, neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party.  This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

12.9   No Waivers; Severability.  No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing and signed by the party waiving. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction  be deemed  ineffective  and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any  governmental   agency  or  court  of  competent  jurisdiction  to  be  void,  illegal  and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

12.10  Entire Agreement; Amendment. LICENSEE and JHU acknowledge that they have read this entire Agreement and that this Agreement,  including the attached Exhibits, constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein.  It is expressly understood and agreed that: (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

12.11  Binding Agreement. Exchange of this Agreement in draft or final form between the parties shall not be considered a binding offer, and this Agreement shall not be deemed final or binding on either party until the final Agreement has been signed by both parties.

12.12  Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy  to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.   Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.13  Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed or continue to apply after the execution  and/or termination  hereof, or are prospective  in nature, shall survive such execution and/or termination, as the case may be. In addition, the following shall explicitly and specifically survive any termination or expiration:

(i)       LICENSEE's obligation to make payments to JHU, accrued or accruable during  the term of this Agreement, including earned royalties, sublicensing   payments,   reimbursement   of  PATENT   COSTS,   late payments and interest;

(ii)      any claim of LICENSEE or JHU, accrued or to accrue, because of any breach or default by the other party; and

(iii)          the provisions of Articles 7 and 8.

12.14 No Third Party Beneficiaries.  Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

12.15 Headings.  Article and Paragraph headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

12.16 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF, this Agreement shall take effect as of the  EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY PROGENICS PHARMACEUTICALS, INC.

/s/ Neil Veloso	/s/ Mark Baker
Neil Veloso	Mark Baker
Executive Director	Chief Executive Officer
Johns Hopkins Technology Transfer	Progenics Pharmaceuticals
7/29/15	7/27/15
(Date)	(Date)

This Agreement Includes the following and all terms stated therein:
Exhibit A: License Deal Sheet.
Exhibit B: Quarterly Sales & Royalty Report Form.
Exhibit C: Diligence and Annual Report Guidelines.
Exhibit D: Global Access for Essential Medicines.
Exhibit E: KNOW-HOW

EXHIBIT A
LICENSE DEAL SHEET
PATENTS, FEES, ROYALTIES,
SUBLICENSING PAYMENTS
AND OTHER TERMS SPECIFIC TO THE LICENSE

1.	Patents and Inventors: The patents and patent applications listed below and claiming priority from and including US Provisional Applications [*] and [*], and PCT application [*], entitled "PSMA-binding agents and uses thereof;"

JHUREF	Patent/application serial no.	Country	Inventor
C10446	[*]	[*]
	[*]	[*]
	[*]	[*]
	[*]	[*]
	[*]	[*]
	[*]	[*]
	[*]	[*]
	[*]	[*]
	[*]	[*]
	[*]	[*]
	[*]	[*]
	[*]	[*]
	[*]	[*]

2.	Unreimbursed Patent Costs: As of July 17, 2015, unreimbursed PATENT COSTS incurred prior to the EFFECTIVE DATE ("Past Patent Expenses") are approximately $135,572. Company will reimburse JHU for such Past Patent Expenses in twelve (12) equal quarterly installments. With respect to PATENT COSTS incurred on or after the EFFECTIVE DATE, Company shall reimburse JHU within thirty (30) days of receipt of an invoice from JHU.

3.                      Licensed Field of Use: Use of DCFPyL for PET imaging applications.

4.	Right of First Negotiation for Additional Fields of Use: In the event that JHU desires to grant a license of all or any part of the PATENT RIGHTS to a third party for any field of use outside the LICENSED FIELD of USE, JHU shall first offer such license for such field of use to LICENSEE. LICENSEE shall have ninety (90) days to determine whether to accept and acquire such license whereupon LICENSEE shall notify JHU of its determination. In the event that LICENSEE elects not to acquire the license, JHU shall be free to grant the license to a third party. In the event that LICENSEE elects to acquire such license, the parties agree to negotiate in good faith the terms of such license which terms shall not differ materially from those contained herein. In the event that the parties do not enter into a written agreement for such license within ninety (90) days, JHU shall be free to grant the license to a third party.

5.	License Fee: The license fee due under Paragraph 5.1 is one hundred fifty thousand dollars ($150,000).

6.	LICENSED TERRITORY: Worldwide, excluding the countries of Australia and New Zealand.

7.	Minimum Annual Royalties. The minimum annual royalties pursuant to the Agreement are:

Anniversary of the EFFECTIVE DATE	Amount
1	US$ nil
2	US$ nil
3	US$ nil
4	US$ 10,000
5	US$ 20,000
6	US$ 30,000
7+	US$ 50,000

8.                     Royalties. The earned royalty rate payable under Paragraph 5.5 is 3%.

9.	Milestone payments. Upon the completion of diligence milestones by LICENSEE, an AFFILIATED COMPANY or SUBLICENSEE per Paragraph 5.4, LICENSEE shall remit payment to JHU as indicated below. In the event that a Phase I and/or Phase II clinical trial is conducted at JHU, LICENSEE is excused from making the accrued related milestone payment to JHU until the milestone for the Phase III clinical trial is met. Under such circumstance, LICENSEE agrees that it will pay the accrued Phase I and Phase II milestone payments when it submits Phase III milestone payment to JHU. Milestones shall by payable only once, regardless of the number of LICENSED PRODUCTS or LICENSED SERVICES advanced through development.

a.	Seventy Five Thousand Dollars ($75,000) upon the first Successful Completion of a Phase II Clinical Trial with the US FDA (or foreign equivalent) at a site other than JHU;

b.	One Hundred Seventy Five Thousand Dollars ($175,000) upon Successful Completion of a Phase III Clinical Trial with the US FDA (or foreign equivalent), plus the milestone in (a) if not already paid due to the trial being conducted at JHU.

c.	One million dollars ($1,000,000) upon FIRST COMMERCIAL SALE of a Licensed Product or Licensed Service in the United States after all regulatory approvals required for marketing to the general public in the United States have been obtained.

d.	One million dollars ($1,000,000) upon FIRST COMMERCIAL SALE of a Licensed Product or Licensed Service in France, Germany, Italy, Spain or the United Kingdom (each a "Major Market Country") after all regulatory approvals required for marketing to the general public in such country have been obtained.

For the purposes of this Section, "Successful Completion" shall mean achievement of the primary endpoint(s) for such trial with the intent that LICENSEE may then proceed to the next phase of clinical trial or subsequent step in the regulatory approval process, as appropriate.

10.	Diligence Milestones: Per Section 4.2 of the Agreement, LICENSEE will use commercially reasonable efforts to meet the milestones and target dates below and notify JHU in writing within 30 days after each milestone is met.

a.	LICENSEE shall submit to JHU a detailed research and development plan for 18F-DCFPyL (3-{1-Carboxy-5-[(6-[18F] fluoro-pyridine-3-carbonyl)- amino]-pentyl}-ureido)-pentanedioic acid referred to as [18F]DCFPyL), including an anticipated time line for reaching key development milestones prior to the EFFECTIVE DATE of this Agreement.

b.	LICENSEE shall submit to JHU a detailed commercialization plan for entering into the Major Market Countries and the Asia Countries within two (2) years of the EFFECTIVE DATE.

c.	Dosing of the first patient in a Confirmatory Phase II Clinical Trial within two (2) years of the EFFECTIVE DATE, where "Confirmatory Phase II Clinical Trial" means at least 35 patients intending to serve as support for a subsequent Phase III study.

d.               Establishment of the commercial manufacturing process for 18F-DCFPyL within three (3) years of the EFFECTIVE DATE.

e.	Dosing of the first patient outside of the United States in a Confirmatory Phase II Clinical Trial or foreign equivalent within four (4) years of the EFFECTIVE DATE.

f.	Dosing of the first patient in a Phase III Clinical Trial within four and one half (4 1/2) years of the EFFECTIVE DATE.

11.                Sharing of SUBLICENSING INCOME.

11.1	If the SUBLICENSE is granted on or before the two (2) year anniversary of this Agreement, and if at that time, LICENSEE has invested less than $4,000,000 in developing LICENSED PRODUCTS or LICENSED SERVICES which are the subject of the SUBLICENSE, LICENSEE shall pay to JHU 35% of all SUBLICENSING INCOME.

11.2	If the SUBLICENSE is granted more than two (2) years after the date of this Agreement or after LICENSEE has invested $4,000,000, LICENSEE shall pay to JHU 20% of all SUBLICENSING INCOME.

11.3	Multiple technologies included in SUBLICENSE. Where multiple technologies or licenses in addition to the licensed TECHNOLOGY are included on one SUBLICENSE, where the amount attributed to each is not specifically stated in the SUBLICENSE, the amount attributable to each shall be deemed to apply equally to each technology or license that is included in the SUBLICENSE. Where reasonable to do so, LICENSEE may request another application of the SUBLICENSING INCOME, by providing a written request and analysis to JHTT of the basis for LICENSEE's request, but in no circumstance shall less than 10% of the SUBLICENSING INCOME be applied to the TECHNOLOGY licensed by this Agreement.

12.	Assignment Payment to JHU (See Paragraph 12.5.3). Where the assignment is the result of complete sale or merger of LICENSEE, then LICENSEE (or its assignee) shall pay to JHU an assignment fee of ten thousand dollars ($1 0,000 USD). For the avoidance of doubt, all assignees of LICENSEE shall be subject to the terms and conditions of this Agreement (including with respect to royalty and milestone payments) as if the assignee was "LICENSEE" hereunder.

EXHIBIT B
QUARTERLY SALES & ROYALTY REPORT
FOR LICENSE AGREEMENT BETWEEN
PROGENICS PHARMACEUTICALS, INC.
AND
THE JOHNS HOPKINS UNIVERSITY
DATED

JHU Reference Number(s)	,

PERIOD: From	To

TOTAL ROYALTIES DUE FOR THIS PERIOD $

PRODUCT ID	PRODUCT NAME	*JHU REF. NO.	1st COMMERCIAL SALE DATE	TOTAL NET REVENUES (SALES/ SERVICES)	ROYALTY RATE	AMOUNT DUE

*Please provide the JHU Reference Number or Patent Reference (C10446)

This report format is to be used to report quarterly royalty statements to JHU.  It should be placed on LICENSEE letterhead and accompany any royalty payments due for  the reporting period.  After the first sale on which royalties accrue, this report shall be submitted even if no sales are reported.

EXHIBIT C
DILIGENCE AND ANNUAL
REPORT GUIDELINES

FOR LICENSE AGREEMENT BETWEEN
PROGENICS PHARMACEUTICALS, INC.
AND
THE JOHNS HOPKINS UNIVERSITY
DATED

JHU Reference Number(s)	,

PERIOD: From	To

COPY OF LICENSEE's MOST RECENT ANNUAL REPORT FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, IS APPLICABLE, IS ATTACHED.

A. Progress by LICENSEE, AFFILIATED COMPANIES or SUBLICENSEE(S) toward commercialization of LICENSED PRODUCTS or LICENSED SERVICES, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans (if any) for introductio of LICENSED PRODUCTS or LICENSED SERVICES, and significant corporate transactions involving LICENSED PRODUCTS or LICENSED SERVICES:

B.  Notice of all FDA or other governmental filings and/or approvals regarding any LICENSED PRODUCT or LICENSED SERVICE made or obtained by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE, the patents or patent applications licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service:

C.   A Certificate of Insurance or other evidence of insurance

                  is required and is attached.
                  is not required. Reason:

D.   AFFILIATED COMPANIES and SUBLICENSEES which  have exercised rights to the
TECHNOLOGY:

                  NONE
                  List attached with description of rights exercised.
E.       Diligence and other milestones achieved:

F.    Diligence and other milestones expected to be achieved this year:

G.   SUBLICENSE(s) entered during the year:

                          NONE

Identification of SUBLICENSEE's (copy of the SUBLICENSE attached, if not previously provided):

H.   Change of control or name change or other significant change related to this Agreement or LICENSEE that would be relevant to the TECHNOLOGY licensed hereunder:

NONE
Details:

I.	If equity/member units received under this license, current capitalization table is required and is attached.

EXHIBIT D
GLOBAL ACCESS FOR ESSENTIAL MEDICINES

The following terms, conditions, rights and duties shall be deemed to be a part of the License Agreement and shall be included therein, and shall be in addition to any terms in the Agreement.

1.          DEFINITIONS

1.1	GAVI COUNTRY shall mean any country listed as eligible to receive support from the GAVI Alliance (formerly known as the Global Alliance for Vaccines and Immunization), as such list may be updated from to time by the GAVI Alliance.

1.2	HUMANITARIAN PURPOSES shall mean practice of PATENT RIGHTS in the prevention or treatment of disease in humans by or on behalf of any Qualified Humanitarian Organization (including, for clarity, practice of PATENT RIGHTS by contractors, manufactures or distributors acting for or on behalf of such Qualified Humanitarian Organizations on a fee-for-service, fee-for-product or charitable basis): (a) to manufacture LICENSED PRODUCTS anywhere in the world for the sole and express purposes of distribution and use of such LICENSED PRODUCTS in one or more GAVI Countries, and (b) to sell or otherwise distribute LICENSED PRODUCTS for use solely in one or more GAVI Countries; provided, however, that sales and distribution of LICENSED PRODUCTS shall not be deemed made for Humanitarian Purposes unless products are distributed at locally-affordable prices.

1.3               NON-GAVI COUNTRY shall mean any country that is not a GAVI Country.

1.4	QUALIFIED HUMANITARIAN ORGANIZATION shall mean any governmentalagency, non-governmental agency or other not-for-profit organization that has as one of its bona fide missions to address the public health needs of underserved populations on a not-for-profit basis. For clarity, Qualified Humanitarian Organizations do not include non-governmental agencies and non- for-profit organizations that are funded or established for the benefit of any for- profit entity.

2.          Retained Rights.

2.1	HUMANITARIAN PURPOSES. Subject to the prior written approval of LICENSEE, in its good faith sole discretion, JHU may license the TECHNOLOGY,including LICENSED PATENT(S), to a QUALIFIED HUMANITARIAN ORGANIZATION for HUMANITARIAN PURPOSES, provided that any such license shall be non-exclusive and shall expressly prohibit the distribution or use of any LICENSED PRODUCT or LICENSED SERVICE in any NON GA VI country. Prior to negotiating such license, JHU will notify LICENSEE, who shall have the first right to directly negotiate a license with such organization if LICENSEE chooses.

3.          Sublicensing.

3.1	Without obligation, the Parties will endeavor to cooperate such that essential medicines which may be developed under this License can be made available in economically disadvantaged nations. If LICENSEE chooses to provide LICENSED PRODUCTS or LICENSED SERVICES in a GAVI COUNTRY, JHU agrees to consider reasonable requests of LICENSEE for a commensurate reduction of royalty and sublicensing fees in circumstances where LICENSEE demonstrates to the satisfaction of JHU that LICENSED PRODUCTS or LICENSED SERVICES are or will be made available in such nations at reduced cost.

Exhibit E
KNOW-HOW

KNOW-HOW consists of two broad but diverse areas:

(a) the efficient synthesis of [18F]DCFPyL. Johns Hopkins will provide knowledge with respect to generation of the precursor and other intermediates to the final, radiolabeled adduct. They will also provide advice on alternative routes to precursor and other intermediates that have been attempted or are theoretical, as needed. That will include, for example, adaptation of the synthesis to an automated system as might be used for a commercial product. Johns Hopkins will share synthetic details sufficient to produce the Chemistry Manufacturing and Controls portion of an IND application.

  (b) clinical implementation with a view to completion of a phase II trial. Johns Hopkins will share clinical expertise and protocols detailing a recommended path forward to test [18F]DCFPyL in patients with prostate cancer. Protocols involve recommendations for whichsites to involve for enrollment, overall study design, determining inclusion and exclusion criteria for subjects to enroll, methods by which to assess disease status, for example, response vs. progression, safety and PET imaging technique. Johns Hopkins will also provide advice regarding interpretation of or added depth to published materials related to the development of [18F]DCFPyL for human administration.